EXHIBIT 77I


     For RiverSource Income Builder Basic Income Fund, RiverSource Income Builder Moderate Income Fund, and RiverSource Income Builder Enhanced Income Fund - Class R4:

     Class R4 is offered exclusively to certain institutional investors at net asset value without an initial sales charge or contingent deferred sales charge on redemption. This share class does not convert to any other class of shares. Class R4 has an annual plan administration services fee.

     Class R4 shares are available to the following investors:
     o Qualified employee benefit plans.
     o Trust companies or similar institutions, and charitable organizations that meet the definition in Section 501(c)(3) of the Internal Revenue Code.
     o Non-qualified deferred compensation plans whose participants are included in a qualified employee benefit plan described above.
     o State sponsored college savings plans established under Section 529 of the Internal Revenue Code.
     o Health Savings Accounts (HSAs) created pursuant to public law 108-173.